EXHIBIT 21
The Boeing Company Subsidiaries

Name	Place of Incorporation
Argon ST, Inc.	Delaware
Astro Limited	Bermuda
Aviall Services, Inc.	Delaware
Aviall UK, Inc.	Delaware
Aviall, Inc.	Delaware
BCC Cove Corporation	Delaware
BCC Equipment Leasing Corporation	Delaware
Boeing Aerospace Operations, Inc.	Delaware
Boeing Aerostructures Australia Pty Ltd.	Australia
Boeing Airborne Surveillance Enterprises, Inc.	Delaware
Boeing Aircraft Holding Company	Delaware
Boeing Australia Holdings Proprietary Limited	Australia
Boeing Canada Operations Ltd.	Canada
Boeing Capital Corporation	Delaware
Boeing Capital Loan Corporation	Delaware
Boeing CAS Holding GmbH	Germany
Boeing Commercial Space Company	Delaware
Boeing Defence Australia Ltd	Australia
Boeing Defence UK Limited	United Kingdom
Boeing Intellectual Property Licensing Company	Delaware
Boeing International B.V. & Co. Holding KGaA	Germany
Boeing International Logistics Spares, Inc.	Delaware
Boeing Logistics Spares, Inc.	Delaware
Boeing North American Space Alliance Company	Delaware
Boeing Operations International, Incorporated	Delaware
Boeing Satellite Systems International, Inc.	Delaware
Insitu, Inc.	Washington
Jeppesen GmbH	Germany
Jeppesen Sanderson, Inc.	Delaware
Narus, Inc.	Delaware
In accordance with Item 601(b)(21) of Regulation S-K, the company has omitted from this Exhibit the names of its subsidiaries which, considered in the aggregate or as a single subsidiary, do not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.